Exhibit 99.1

Contact:	Cathy Engel	FOR IMMEDIATE RELEASE
PECO 2301 Market Street, S14-1 Philadelphia, PA 19103 215-841-5555 catherine.engel@peco-energy.com

PECO Files Plan to Help Customers Save Money, Reduce Energy Use

and Help the Environment

PHILADELPHIA (July 1, 2009) – A $342 million PECO plan, filed today with the Pennsylvania Public Utility Commission (PA PUC), will provide programs to help customers save money by reducing energy use by 1.2 billion kilowatt-hours by 2013. Also included in the plan is more than $28 million in additional low-income energy efficiency programs. PECO’s residential customers can reduce their annual energy use by more than 10 percent by taking advantage of some of the programs including discounts on compact fluorescent light bulbs (CFLs) and programmable thermostats.

“We are committed to providing customers the information and programs they need to understand, manage and reduce their energy use, especially as we complete the transition to market-based rates,” said Denis O’Brien, PECO president and CEO. “Helping customers use less energy and save money is one important way we can help customers prepare for the end of rate caps on Jan. 1, 2011. And these programs, if approved, are a win-win, because using energy more efficiently also provides significant environmental benefits.”

Specifically, PECO’s plan to fulfill Pennsylvania’s Act 129 regulations includes funding for residential, commercial, and government-specific programs such as:

Energy Efficiency

•	$20 million in CFL giveaways and rebates

•	$28 million in low-income energy efficiency programs

•	$35 million in rebates on energy efficiency products

•	$10 million in appliance pick-up programs

•	$5 million in rebates for home solar renewable projects

Demand Reduction Programs

•	$41 million in direct energy use management programs including air-conditioner cycling

•	$9 million in new time of use rates

•	$46 million in programs to reduce energy demand during the 100 hours of the year with the highest demand for electricity

In total, the programs will help PECO customers reduce energy use by 1 percent by May 31, 2011 and 3 percent by May 31, 2013, and reduce energy demand during the 100 highest demand hours by 4.5 percent by May 31, 2013. The proposed programs are part of a broader energy efficiency / environmental initiative for PECO and its customers.

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Act 129 Filing Release

Other efforts to help customers include PECO’s comprehensive power purchasing strategy to secure the lowest possible prices for customers. The results of PECO’s first procurement to purchase the electricity needed to serve customers beginning Jan. 1, 2011 are expected to be announced in mid-July. These results, plus the results of three additional purchases through 2010, will determine the price PECO customers will pay for electricity on Jan. 1, 2011.

The filing comes immediately before the July 4 debut of PECO’s new energy efficient Crown Lights system. PECO’s other environmental projects include the installation of a green roof on the company’s Center City headquarters; the opening of PECO’s first ‘green building’ in West Chester, recently awarded silver certification for Leadership in Energy and Environmental Design (LEED); improvements to secure LEED certification for many other company work sites; the increased use of hybrid and biodiesel vehicles; and support for community environmental projects.

These efforts are a component of Exelon 2020: A Low-Carbon Roadmap, the comprehensive environmental strategy of PECO’s parent company. Exelon 2020 sets the goal of reducing, offsetting or displacing more than 15 million metric tons of greenhouse gas emissions per year by 2020. This is more than the company’s current annual carbon footprint and is equivalent to taking nearly 3 million cars off American roads and highways.

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Based in Philadelphia, PECO is an electric and natural gas utility subsidiary of Exelon Corporation (NYSE: EXC). PECO serves 1.6 million electric and 485,000 natural gas customers in southeastern Pennsylvania and employs about 2,400 people in the region. PECO delivered 83.7 billion cubic feet of natural gas and 39.4 billion kilowatt-hours of electricity in 2008. Founded in 1881, PECO is one of the Greater Philadelphia Region’s most active corporate citizens, providing leadership, volunteer and financial support to numerous arts and culture, education, environmental, economic development and community programs and organizations.

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